ENERGY CONVERSION DEVICES (ECD OVONICS) ANNOUNCES

SECOND QUARTER FISCAL 2006 OPERATING RESULTS

•	United Solar Ovonic achieved a record profit with operating profit of $1.8 million in the second quarter
•	United Solar Ovonic’s product sales increased 86% in the second quarter to $20.9 million
•	United Solar Ovonic produced at its full-rated capacity
•

United Solar Ovonic signed an agreement with Actus Lend Lease to supply 7MW of PV products for the world’s largest solar-powered residential community on the Island of Oahu, Hawaii, for the United States Army

•	Cobasys was selected to supply advanced NiMHax 36-volt nickel metal hydride battery systems for GM's 2007 Saturn VUE Green Line SUV expected to become available to consumers in the summer of 2006
•	Ovonyx and Samsung entered into a long-term royalty-bearing license agreement for Ovonyx’ intellectual property relating to OUM thin-film semiconductor memory technology

ROCHESTER HILLS, Mich., Feb. 8, 2006 – Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the second quarter ended December 31, 2005. Net loss for the second quarter was $5.7 million compared to net loss of $12.4 million, excluding special items, for the same period in 2004, narrowing the net loss by $6.7 million. Special items for the three months ended December 31, 2004 include a one-time, $79.5 million non-cash license revenue related to the expansion of our NiMH battery license to Cobasys. There were no special items in the three months ended December 31, 2005.

“Overall we had a strong second quarter,” commented Robert C. Stempel, Chairman and CEO of ECD Ovonics. “For the eighth consecutive quarter, we achieved a double digit percentage increase in revenues at United Solar Ovonic, our wholly owned solar subsidiary, and demand for our solar products continues to grow. Construction of our second state-of-the-art 25MW solar cell manufacturing facility in Auburn Hills is on schedule and we expect to begin production in the fall of 2006.”

“We were pleased that we continued to improve our profitability in the second quarter. United Solar Ovonic’s gross and operating profit margins improved in the second quarter on a year-over-year and sequential basis. We also completed the sale of our metal hydride manufacturing business during the second quarter which was an important step in restructuring our operations to achieve our goal of sustained profitability.”

“During the second quarter we also had several important developments in our NiMH battery and phase-change memory businesses. In January, it was announced that Cobasys, our joint venture with Chevron for the production of high power NiMH batteries for transportation applications, was selected to supply the battery system for the 2007 Saturn VUE, GM’s first hybrid. This marks an important step in Cobasys’ strategic vision to become a leader in manufacturing battery systems for hybrid electric vehicles. In December, Samsung signed an agreement with Ovonyx to license Ovonyx’ phase-change memory technology (OUM). This exciting development underscores the significant potential of Ovonyx’ unique technology and its broad range of applications.

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The table below summarizes the Company’s operating results (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(in thousands, except per-share amounts)
Revenues
Product sales	$21,681	$8,821	$40,948	$22,867
Royalties	331	1,497	1,514	3,076
Revenue from product development agreements	1,868	5,416	4,180	11,328
Revenue from license agreements	238	79,770	496	80,008
Other	167	170	394	487

Total revenue	24,285	95,674	47,532	117,766
Expenses
Cost of product sales	17,689	12,347	33,549	25,671
Cost of revenues from product development agreements	1,932	4,505	3,803	10,116
Product development and research	7,773	6,841	16,278	12,889
Patents	603	668	1,209	1,377
Operating, general and administrative (net)	3,351	3,297	6,540	5,810

Total expenses	31,348	27,658	61,379	55,863

Net income (loss) from operations	(7,063)	68,016	(13,847)	61,903

Total other income (expense)	756	(1,669)	1,332	6,178

Net income (loss) from continuing
operations before income taxes and extraordinary item	(6,307)	66,347	(12,515)	68,081
Income taxes	—	1,025	—	1,025

Net income (loss) from continuing
operations before extraordinary item	(6,307)	65,322	(12,515)	67,056
Discontinued operations	572	(451)	314	(837)
Extraordinary item (net of taxes)	—	2,266	—	2,266

Net income (loss)	$(5,735)	$67,137	$(12,201)	$68,485

Basic net income (loss) per share
Continuing operations	$(.21)	$2.56	$(.43)	$2.64
Discontinued operations	.02	(.02)	.01	(.03)
Extraordinary item	—	.09	—	.09

Basic net income (loss) per share	$(.19)	$2.63	$(.42)	$2.70

Diluted net income (loss) per share
Continuing operations	$(.21)	$2.38	$(.43)	$2.56
Discontinued operations	.02	(.02)	.01	(.03)
Extraordinary item	—	.08	—	.08

Diluted net income (loss) per share	$(.19)	$2.44	$(.42)	$2.61

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The results for the prior periods (three and six months ended December 31, 2004) were favorably impacted by the $79.5 million one-time, non-cash license fee related to the expanded license granted to Cobasys. The following table illustrates the operating loss for the three and six months ended December 31, 2005 compared to the operating loss for the three and six months ended December 31, 2004 after excluding the aforementioned $79.5 million license fee:

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(in thousands)
Net income (loss) from operations	$(7,063)	$68,016	$(13,847)	$61,903
One-time, non-cash license fee	—	79,532	—	79,532

Net loss from operations before license fee	$(7,063)	$(11,516)	$(13,847)	$(17,629)

Major changes in our operating income (loss) were as follows:

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The Company saw significant improvement in operations related to United Solar Ovonic which had increased product sales ($20,896,000 (an 86% increase compared to last year) and $39,043,000 in the three and six months ended December 31, 2005, respectively, compared to $11,235,000 and $24,211,000 for the respective 2004 periods). In addition, United Solar Ovonic had gross profit of $4,425,000 (21.2% gross profit margin) and $7,992,000 (20.5% gross profit margin) for the three and six months ended December 31, 2005, respectively, compared to negative margin of $220,000 in the three months ended December 31, 2004 and a margin of $389,000 in the six months ended December 31, 2004.

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Revenues increased to $24,285,000 and $47,532,000 in the three months and six months ended December 31, 2005, respectively, compared to $16,142,000 and $38,234,000 for the respective 2004 periods, excluding the one-time, non-cash license fee of $79.5 million in 2004, due to the increased product sales for United Solar Ovonic described above, somewhat offset by reduced revenues from royalties and revenues from research and development agreements, described below.

Other major factors that impacted the change in net income (loss) compared to the prior year’s, for both the three- and six-month periods, were:

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A gain of $740,000, in December 2005, from the sale of Ovonic Battery’s metal hydride manufacturing business. The sale agreement provides for the new owners to supply materials needed by ECD and Ovonic Battery. The more significant impact is a reduction in future operating costs, another important step in our restructuring and commercialization program, which advances our objective to attain sustained profitability.

•	In 2004:
•	$2,266,000 extraordinary gain related to the transfer of Chevron’s interest in Ovonic Hydrogen Systems to the Company.

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$8,000,000 income resulting from a distribution from our joint venture Cobasys representing a partial reimbursement of legal expenses related to the settlement agreement in July 2004 with MEI, PEVE and Toyota.

•	$1,710,000 impairment loss for Rare-Earth Ovonic.

As shown in the table below, overall spending for product development and research decreased as a result of our restructuring program; external funding has also decreased adversely affecting our operating results.

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(in thousands)
Cost of revenues from product development agreements	$1,932	$4,505	$3,803	$10,116
Product development and research	7,773	6,841	16,278	12,889

Total cost of product development	9,705	11,346	20,081	23,005
Revenues from product development agreements	1,868	5,416	4,180	11,328

Net cost of product development	$7,837	$5,930	$15,901	$11,677

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Royalties were lower in the current year compared to last year. Last year’s royalties were impacted by the one-time, non-cash recognition of deferred royalties paid many years prior for which licensees no longer had a requirement to make payments. The quarterly results were impacted by a change in estimate that did not affect the year-to-date results.

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
	(in thousands)
Royalties	$331	$1,497	$1,514	$3,076
Recognition of deferred royalties	—	686	—	1,811

Current royalties	$331	$811	$1,514	$1,265

Conference Call Information:

Additional information about the Company and its consolidated financial results can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 which will be filed with the Securities and Exchange Commission, and will be available on the Company’s website, on February 9, 2006.

ECD Ovonics will hold a conference call on Wednesday, February 8, 2006, at 4:45 p.m. (Eastern Standard Time) to discuss operating results for its second quarter of fiscal year 2006. To access the conference call, please call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online at http://www.ovonic.com/investor or through the Company’s website at www.ovonic.com. A replay of the call will be available approximately one hour after the conclusion of the call through Friday, February 10, 2006, at (800) 642-1687 or

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(706) 645-9291. Callers should use conference ID #4857751 to access the conference call and the replay.

About ECD Ovonics:

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q (copies of which may be obtained at the Company’s website at www.ovonic.com), could impact any forward-looking statements contained in this release.

Contacts:

Stephan Zumsteg, Vice President and CFO	Bruce MacDonald
Ghazaleh Koefod, Investor Relations	Liebler!MacDonald
Energy Conversion Devices, Inc.	248.233.8062

248.293.0440